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The Board of Directors
General American Life Insurance Company


                         Re:  Variable Universal Life 100


We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the Registration Statement and Prospectus for General American
Separate Account Eleven.



                              KPMG LLP


St. Louis, Missouri
April 22, 1999